 North America Structured Investments  5yr EFA/SX5E Uncapped Accelerated Barrier Note  The following is a summary of the terms offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer: JPMorgan Chase Financial Company LLC.  Guarantor: JPMorgan Chase & Co.Minimum Denomination: $1,000  Underlyings: iShares MSCI EAFE ETF and EURO STOXX 50 IndexUpside Leverage Factor: At least 2.55*  Contingent Buffer  Amount: 50.00%  Index Return: (Final Value - Initial Value) / Initial Value  Final Value: With respect to each Underlying, the closing level on the Observation Date  Initial Value: With respect to each Underlying, the closing level on the Pricing Date  Pricing Date: October 31, 2017  Observation Date: October 26, 2022  Hypothetical Returns on the Notes at Maturity**  Note Payoff at Maturity Index Peformance$2,000  $1,800  $1,600  $1,400  $1,200  $1,000  $800  $600  $400  $200  $0  -100% -80% -60% -40% -20% 0% 20% 40%  Index Return  Hypothetical Lesser  Maturity Date: October 31, 2022  CUSIP: 46647MNQ2Preliminary Term Sheet: http://sp.jpmorgan.com/document/cusip/46647MNQ2/doctype/Product_Termsheet/document.pdf  Performing  Underlying Return  100.00%  Hypothetical Note Hypothetical  Return Payment at Maturity  255.00% $3,550.00  For information about the estimated value of the notes, which likely will be lower than theprice you paid for the notes, see the hyperlink above.  Payment at Maturity  If the Final Value of each Underlying is greater than or equal to its Initial Value, your payment at maturity per $1,000 principalamount note will be calculated as follows:  $1,000 + ($1,000 × Lesser Performing Index Return × Upside Leverage Factor)  If the Final Value of either Underlying is less than its Initial Value but the Final Value of each Underlying is greater than or equalto its Initial Value or less than its Initial Value by up to the Contingent Buffer Amount, you will receive the principal amount of thenotes at maturity.  40.00% 102.00% $2,020.00  30.00% 76.50% $1,765.00  20.00% 51.00% $1,510.00  5.00% 12.75% $1,127.50  0.00% 0.00% $1,000.00  -10.00% 0.00% $1,000.00  If the Final Value of either Underlying is less than its Initial Value by more than the Contingent Buffer Amount, your payment at  -20.00%  0.00%  $1,000.00  maturity per $1,000 principal amount note will be calculated as follows:  $1,000 + ($1,000 × Lesser Performing Underlying Return)  -30.00%  0.00%  $1,000.00  If the Final Value of either Underlying is less than its Initial Value by more than the Contingent Buffer Amount, you will lose morethan 50.00% of your principal amount at maturity and could lose all of your principal amount at maturity.  -50.00% 0.00% $1,000.00  -50.01%  -50.01%  $499.90  -60.00%  -60.00%  $400.00  • The final Upside Leverage Factor will be in the Pricing Supplement and will not be less than 2.55.  ** The hypothetical returns and hypothetical payments on the Notes shown above apply only at maturity. These hypotheticals do notreflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included,the hypothetical returns and hypothetical payments shown above would likely be lower.  -80.00% -80.00% $200.00  -100.00% -100.00% $0.00  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  5yr EFA/SX5E Uncapped Accelerated Barrier Note  Selected Risks  • Your investment in the notes may result in a loss.  • Payment on the notes at maturity is subject to the credit risk of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes  prior to maturity will be subject to changes in the market’s view of the creditworthinessof JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co.  • If the Final Value of the Lesser Performing Underlying is less than its Initial Value by  more than the Contingent Buffer Amount, you will lose 1% of the principal amount ofyour notes for every 1% that the Final Value of the Lesser Performing Underlying isless than its Initial Value. Accordingly, under these circumstances, you will lose morethan 50.00% of your principal amount at maturity and could lose all of your principalamount at maturity.  • No interest payments, dividend payments or voting rights.  • The tax consequences of the notes may be uncertain. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the  notes.  • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets.  • The notes are subject to the risks associated with non-U.S. securities.  • The notes are subject to currency exchange risk.  • The anti-dilution protection for the Fund is limited.  • You are exposed to the risk of decline in the level of each Underlying.  Selected Risks (continued)  • The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  • You are exposed to the risks associated with small capitalization companies.  • The estimated value of the notes is determined by reference to an internal funding rate.  • The estimated value of the notes does not represent future values and may differ from  others’ estimates.  • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.  • Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we  refer to as JPMS), intends to offer to purchase the notes in the secondary market but isnot required to do so. The price, if any, at which JPMS will be willing to purchase notesfrom you in the secondary market, if at all, may result in a significant loss of your  principal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations  under the notes, and making the assumptions used to determine the pricing of the notesand the estimated value of the notes when the terms of the notes are set. It is possiblethat such hedging or other trading activities of J.P. Morgan or its affiliates could result insubstantial returns for J.P. Morgan and its affiliates while the value of the notes decline.  The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and “Selected Risk Considerations” in the applicable term sheet for additionalinformation.  Disclaimer  SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these  materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial Company LLC andJPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get thesedocuments without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealerparticipating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you sorequest by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) isnot intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of thematters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended toprovide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.  This material is not a product of J.P. Morgan Research Departments.  Registration Statement Nos. 333-209682 and 333-209682-1  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com